EXHIBIT 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Richard Vaughan Joins DaVita Board of Directors

El Segundo, CA, May, 26, 2005, DaVita Inc. (NYSE: DVA) announced today that Richard C. Vaughan has joined its Board of Directors.

Mr. Vaughan, recently retired, served as executive vice president and chief financial officer of Lincoln Financial Group from 1995 to April 2005. He joined Lincoln in July 1990, as senior vice president and chief financial officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed to chief financial officer for the corporation.

He was previously employed with EQUICOR from September 1988 to July 1990. Prior to that, Vaughan was a partner at KPMG Peat Marwick, St. Louis, from June 1980 to September 1988.

“We are excited that Richard is joining our Board of Directors. His background and skills add additional depth and expertise to our board. We look forward to working with him,” stated Kent Thiry, Chairman and CEO.

Mr. Vaughan holds a bachelor’s degree in accounting from the University of Missouri and has served on the Board of Directors of Oxford Health Plans, Inc. and was Chairman of Oxford’s Audit Committee when it was acquired by United Health Plans in July, 2004. He currently serves on the following boards and committees: Chairman of the Philadelphia Museum of Art’s Corporate Executive Board, Member of the Board of the YMCA of Philadelphia and Vicinity, serving as its Chair in 2003 and 2004, Moody’s Financial Institutions CFO Council and Standard & Poor’s Insurance Ratings CFO Roundtable.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states, as well as Washington, D.C. As of March 31, 2005, DaVita operates or provides administrative services to 665 outpatient facilities serving approximately 55,000 patients.